Exhibit 99.1

SETTLEMENT TERM SHEET

THIS TERM SHEET (“TERM SHEET”) SUMMARIZES THE PRINCIPAL ECONOMIC TERMS FOR THE GLOBAL SETTLEMENT AGREED TO AMONG BONANZA CREEK ENERGY, INC. AND ITS AFFILIATED DEBTORS (COLLECTIVELY, THE “DEBTORS”) IN THEIR CHAPTER 11 BANKRUPTCY CASES (CASE NO. 17-10015), THE AD HOC COMMITTEE OF UNSECURED NOTEHOLDERS (THE “AD HOC COMMITTEE”) AND SILO ENERGY LLC (“SILO”) TO RESOLVE ALL ISSUES OUTSTANDING BETWEEN THE DEBTORS AND SILO AND ALL POTENTIAL OBJECTIONS OF SILO TO THE DEBTORS’ PROPOSED JOINT PREPACKAGED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (THE “PLAN”).

1. Claim

•    For purposes of the Plan, and without the need for filing of a proof of claim, Silo’s unsecured claim (the “Silo Claim”) will be allowed in the amount of $75,000,000 and Silo will receive a distribution of new common stock, unless the Company elects to pay such distribution in cash via written notice delivered to Silo on or before five days before the effective date of the Plan (the “Effective Date”), equal in value to $2,700,000 (the agreed value of the distribution to be provided to Silo in satisfaction of the Silo Claim under Class 2D under the Plan)

•    If, after execution of the Stipulation, the Plan is modified, either through agreement or judicial determination, to increase the distribution provided to creditors classified in Class 2D under the Plan, the Debtors shall provide Silo with additional new common stock, unless the Company elects to pay such distribution in cash via written notice delivered to Silo on or before five days before the Effective Date, in the amount of the proportionate increase Silo would receive in respect of the Silo Claim under such modified Plan

2. Deposit and January Payment

•    Silo may retain the $5,034,516.00 payment (the “Adequate Assurance Payment”) and is not required to turn over the $8,737,539.58 January payment for the December 2016 production month (the “January Payment”)

•    On the Effective Date of the Plan, Silo will receive and the Debtors will release any right, title, and interest to the Adequate Assurance Payment and the January Payment

3. Additional Consideration	• The Debtors shall pay $4,527,944.42 in cash to Silo on the Effective Date
4. Releases

•    The Debtors, the Ad Hoc Committee and Silo will provide mutual releases for any and all rights, claims, and causes of action other than the Silo Claim and the obligations of the parties pursuant to the Stipulation and Plan, effective as of the Effective Date

5. Professional Fees	• The Debtors will pay Silo’s reasonable and documented professional fees and expenses on the Effective Date

6. Contract

•    The Contract will be deemed terminated, null and void, and of no further effect on the Effective Date

•    On the Effective Date, Silo will release and waive any administrative expense claim or any other claim except for the Silo Claim

•    If the Stipulation is terminated, all rights and remedies with respect to the January Payment, the Adequate Assurance Payment, and the Contract (including the size of any Silo Claim) are reserved in all respects, and no action or inaction by any party shall waive or prejudice the rights of any parties, and, until the Stipulation is terminated, neither the Company nor Silo will issue any notice to cure under the Contract

•    If the Stipulation is terminated, including because the Plan is withdrawn or amended in a manner inconsistent with the Stipulation, the 9019 Motion is not approved at or prior to the hearing to consider confirmation of the Plan, or confirmation of the Plan does not occur in a manner consistent with the Stipulation, the rights of the parties will revert status quo ante, and, for the avoidance of doubt, all days from and including January 21, 2017 through and including the date of the termination of the Stipulation shall toll and not be counted for purposes of any deadlines or notice periods prescribed under the Contract

7. Stipulation and Plan

•    Silo and the Debtors will promptly, but no later than February 1, 2017, enter into a claim settlement stipulation (the “Stipulation”) in form and substance reasonably acceptable to Silo and the Debtors, and the Debtors will by February 3, 2017 file a motion (the “9019 Motion”) in form and substance reasonably acceptable to Silo and the Debtors seeking court approval of such stipulation under Rule 9019 of the Federal Rules of Bankruptcy Procedure

•    The Debtors will seek entry of a court order, in form and substance reasonably acceptable to the Debtors and Silo, approving the 9019 Motion at or prior to the hearing to consider confirmation of the Plan

•    The Debtors will modify the proposed scheduling order to provide that confirmation of the Plan on the schedule set forth therein is contingent upon approval of the 9019 Motion at or prior to the confirmation hearing

•    The Ad Hoc Committee and its members (a) will support approval of the Stipulation and otherwise not encourage any person not to support approval of the Stipulation and (b) will not take any action inconsistent with this Term Sheet or the Stipulation

•    Subject to the terms of the Stipulation, Silo will agree (a) to support the Plan, as such plan may be amended in any manner not inconsistent with the terms of the Stipulation, (b) to timely complete and submit a ballot voting the full amount of its Claim to accept the Plan and not opt out of the releases provided in the Plan and (c) not to transfer the Silo Claim without the consent of the Debtors

•    Silo will support any amended Plan that is not inconsistent with the terms of the Stipulation and, for the avoidance of doubt, (a) Silo will not, and will not encourage any other party, to file any pleadings or participate in any hearings before the Bankruptcy Court, except to the extent the Debtors or another party are seeking relief inconsistent with this Stipulation and (b) Silo’s previously filed objection to the relief sought in certain of the Debtors’ first day motions will be deemed withdrawn

•    If (a) there is any material amendment or modification to the Plan, or the Plan is withdrawn, after entry into this Term Sheet but before confirmation of the Plan (i) without Silo’s consent, (ii) in a manner materially inconsistent with this Stipulation, and (iii) in a manner that materially adversely affects or impacts Silo, or (b) Bonanza Creek Energy Operating Company, LLC sells all or substantially all of its assets, Silo may, in its sole discretion, terminate the Stipulation and, subject to the contents of section 6 above, the rights of the parties will revert to status quo ante and no actions taken pursuant to this Term Sheet and Stipulation

•    From and after the date of entry into this Term Sheet, subject to the terms of the Stipulation, the Debtors, Ad Hoc Committee and Silo will cooperate with each other and take such actions as is reasonably necessary to consummate the transactions hereunder, obtain approval of the Stipulation, and confirmation of the Plan consistent with this Term Sheet.